Exhibit A
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OHIO EDISON COMPANY
Consolidated Balance Sheet (Unaudited)
As of December 31, 2004
(In thousands $)

ASSETS

UTILITY PLANT:
In service	$5,440,374
Less—Accumulated provision for depreciation	2,716,851
2,723,523
Construction work in progress	224,861
2,948,384

INVESTMENTS:
Investment in lease obligation bonds	354,707
Nuclear plant decommissioning trusts	436,134
Long-term notes receivable from associated companies	208,170
Other	48,579
1,047,590

CURRENT ASSETS:
Cash and cash equivalents	1,230
Receivables
Customers	274,304
Associated companies	245,148
Other	18,385
Notes receivable from associated companies	538,871
Material and supplies	90,072
Prepayments and other	13,104
1,181,114

DEFERRED CHARGES:
Regulatory assets	1,115,627
Property taxes	61,419
Unamortized sale and leaseback costs	60,242
Other	68,275
1,305,563

TOTAL ASSETS	$6,482,651

Exhibit A

OHIO EDISON COMPANY
Consolidated Balance Sheet (Unaudited)
As of December 31, 2004
(In thousands $)

LIABILITIES AND CAPITALIZATION

CAPITALIZATION:
Common stockholder's equity	$2,493,809
Preferred stock not subject to mandatory redemption	60,965
Preferred stock of consolidated subsidiary not
subject to mandatory redemption	39,105
Long-term debt and other long-term obligations	1,114,914
3,708,793

CURRENT LIABILITIES:
Currently payable long-term debt	398,263
Short-term borrowings -
Associated companies	11,852
Other	167,007
Accounts payable
Associated companies	187,921
Other	10,582
Accrued taxes	153,400
Accrued interest	11,992
Other	62,671
1,003,688

NONCURRENT LIABILITIES:
Accumulated deferred income taxes	766,276
Accumulated deferred investment tax credits	62,471
Asset retirement obligation	339,134
Retirement benefits	307,880
Other	294,409
1,770,170

TOTAL LIABILITIES AND CAPITALIZATION	$6,482,651

Exhibit A

OHIO EDISON COMPANY
Consolidated Income Statement (Unaudited)
For the Twelve Months Ended December 31, 2004
(In thousands $)

OPERATING REVENUES	$2,945,583

OPERATING EXPENSES AND TAXES:
Fuel and purchased power	1,027,230
Other operating expenses	712,081
Provision for depreciation and amortization	433,106
General taxes	180,523
Income taxes	257,114
Total expenses	2,610,054

OPERATING INCOME	335,529

OTHER INCOME	74,077

NET INTEREST CHARGES:
Interest expense	71,491
Allowance from borrowed funds used during construction	(7,211)
Subsidiary’s preferred stock dividends	2,560
Net interest charges	66,840

NET INCOME	342,766

PREFERRED STOCK DIVIDEND REQUIREMENTS	2,502

EARNINGS ON COMMON STOCK	$340,264